Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference of information from our reserves report dated January 24, 2023, included in or made a part of PDC Energy, Inc.’s (“PDC”) Annual Report on Form 10-K for the year ended December 31, 2022, filed on February 22, 2023, and our summary report attached as Exhibit 99.2 to the Form 10-K, each incorporated by reference in the Registration Statement of Chevron Corporation on Form S-4, including any amendments thereto (collectively, the “Registration Statement”), and information derived from such reports in the Registration Statement and any related prospectuses. We also hereby consent to the reference to our firm as experts in the Registration Statement and any related prospectuses.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Richard B. Talley, Jr.
Richard B. Talley, Jr., P.E.
Chief Executive Officer

Houston, Texas

June 28, 2023